ABRAMS GARFINKEL MARGOLIS BERGSON LLP
                                ATTORNEYS AT LAW
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                    Opinion of Counsel and Consent of Counsel


Board of Directors
Cobalis Corp.

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as securities counsel for Cobalis Corp., a Nevada corporation (the "Company"). You have requested our opinion in connection with the registration by the Company of 606,995 shares (the "Shares") of its common stock to be registered pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (such registration statement, as amended or supplemented is hereinafter referred to as the "Registration Statement"). The Shares are to be issued under the Company's Consultant Agreements (the "Agreements") and pursuant to resolutions by the Board of Directors.

You have advised that:

   1. The Company is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended.

   2. Mark Rumph has provided Information Technology consulting and support services; David Filler has provided business counsel regarding product licensing to other pharmaceutical companies; Marty Marion has provided services regarding the development of business relationship with pharmaceutical companies; Bojan Cosic has provided intellectual property, human resources, and information technology consulting services; Kevin Pickard has provided corporate financial and accounting services; Pinchus Gold has provided business and strategy consulting related to development of international markets for products; Marinko Vekovic has provided sales and marketing consulting services related to the proposed international product launch; Aleksandar Mirkovic has developed computerized systems for clinical trials; Kelly Johnson has provided legal services regarding the dispute with the previous landlord; Andrew C. Callari has provided legal services regarding the lawsuit against International Business Consulting Gmbh; Vesna Petrovic has provided web-site design services; Brad Rosbrook and Frank Wadleigh have provided services related to developing the Statistical Analysis Plan (SAP) for the clinical trials; Kathryn L. Tsang has provided data entry services for clinical trials; and Ryan Neely has provided document formatting and Edgarization services.

   3. In their capacities as consultants, the above-named Consultants have provided and will provide bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market fo the Company's securities.

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   4. Chas Radovich shall receive shares for employee wages and bonus due him;
Jennifer Padilla shall receive shares for an employee bonus due her.

   5. The Company has agreed to issue its common stock to the above-named individuals as compensation for their services to the Company.

We have read such documents as have been made available to us. For purposes of this opinion, we have assumed the authenticity of such documents.

Based on the accuracy of the information supplied to us, it is our opinion that the Company may avail itself of a Registration Statement on Form S-8, and is qualified to do so. Further, subject to the limitation set forth in the Company's Articles of Incorporation with respect to the maximum number of shares of common stock that the Company is authorized to issue, and assuming that the Shares will be issued as set forth in the Agreements and the Registration Statement, at a time when effective, and that the Company will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states of foreign jurisdictions in which the Shares may be sold, we are of the opinion that, upon proper and legal issuance of the Shares and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and nonassessable shares of common stock of the Company.

Further, with respect to the issuance of the shares to the individuals set forth in the paragraphs above, we are of the opinion that those persons are eligible individuals in the Agreements and may be issued shares of the Company's Common Stock registered on the Company's Registration Statement on Form S-8 without restriction on transfer or restrictive legend.

This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the Consultants, once properly and legally issued pursuant to the Agreements as described in the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit
5.1 to the Registration Statement. We also consent to the reference to our firm under the heading in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may not be incorporated by reference in a subsequent registration statement on Form S-8 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities issuable under the Agreements.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Nevada or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you pursuant to the applicable rules and regulations promulgated under the Act in connection with the filing of the Registration Statement.

Sincerely,


/s/ Abrams Garfinkel Margolis Bergson, LLP
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Abrams Garfinkel Margolis Bergson, LLP
February 18, 2005